Exhibit 99.1

                         Accelr8 Technology Corporation

Mr. Tom Geimer. CEO of Accelr8 Technology Corporation and Mr. David Howson, who is President of Accelr8. Let's start with an update on Accelr8 since our last interview.
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Since our last interview in August 2004, we've shifted essentially all of our resources to the BACcelr8r(TM) development program. We believe that the BACcelr8r will be the world's first automated diagnostic system to rapidly identify specific types of antibiotic resistance in bacteria that cause life-threatening infections. It will integrate all of our core technologies into a unique analytical platform. The market for the BACcelr8r is quite large, we estimate greater than $200 million per year, and we face neither direct competition nor threatened obsolescence. We plan to develop the system for the hospital market, and are prepared to market it directly or through an alliance with a diagnostics market leader. Familiar leaders in diagnostics include Johnson and Johnson, Roche, and Abbott Laboratories, for example. We've taken delivery of our first lab version of a semi-automated BACcelr8r research instrument, Version 0.1, and have started development of a higher throughput system, Version 0.4, with delivery planned for next year. We will use the high-throughput system in our own development program as well as in academic laboratories that will perform research under contract. Both research systems are part of our program to characterize and validate an innovative, proprietary analytical method that we call "Quantum Microbiology(TM)," which we will describe later in more detail.

Since our last interview, we successfully completed the first license negotiations for our proprietary OptiChem(R) surface chemistry with SCHOTT Nexterion in Germany. SCHOTT is one of the largest and most technically advanced glass companies in the world, and its Nexterion division is aggressively penetrating the microarray market. Microarrays are an important emerging market that is based on automating tens of thousands of simultaneous chemical analyses using assay surfaces that have a large array of different microscopic assay spots that react with a sample. Microarrays are becoming the foundation for powerful new diagnostics that analyze gene and protein markers for early and accurate detection of diseases such as cancer and hereditary deficiencies.

These licensing events are the first part of our long-term strategy to commercialize proprietary technology components while we develop unique new integrated systems - the BACcelr8r being the first - for direct vertical markets. The integrated systems have two strategic purposes: 1.) to generate profitable high-growth revenues in large markets; and 2.) to credibly demonstrate the advantages and commercial potential of our technologies in other applications. We believe that the existing licensing activities support the validity of this strategy.

What is the market for the BACcelr8r and why is it important?
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Aggressive bacterial infections progress so quickly that the physician has no choice but to attempt to control the infection long before the lab can culture a patient specimen and deliver results. Lab cultures typically need two to three days of growth to perform, but the physician has much less than 24 hours to take action. In a high percentage of cases, this attempt with standard protocols (empiric therapy) fails. Even if the physician then changes to specific therapy after getting lab results, only about one out of eight patients benefits if adequate therapy is delayed 24 hours or longer. For seven out of eight patients, the outcome does not improve.

Standard treatments often fail because of widespread antibiotic resistance. We've lived in the antibiotic era since the end of World War II, so it's hard to accept that bacterial infections are still the 6th ranked cause of death in the US, and a leading cause of death in hospitalized patients. Bacteria have evolved resistance to antibiotics, and resistance has emerged soon after each new antibiotic has been introduced to the market. No antibiotics exist that have been on the market longer than about three years and for which resistance has not been seen somewhere in the world. Once resistance appears, it's only a matter of time until it spreads around the world.

To compound the problem, the rate of new antibiotic development has dropped markedly over the last three decades. As a result, bacteria have evolved resistance faster than the pharmaceutical industry can develop new drugs.

Since new drugs aren't a realistic solution, the burden falls on the diagnosis. The market urgently needs a test that delivers results in less than 12 hours, and identifies specific types of antibiotic resistance and susceptibility for each individual patient's infection. But despite the continuing revolution in the biomedical sciences, no practical solutions are in sight. Gene analysis has probably generated the most excitement, but there are fundamental technical and biological reasons why gene analysis is not likely to work - at any price.

Based on published statistics, we believe that more than 50,000 Americans die each year because of failure to control an aggressive infection. This is the number of deaths viewed as medically "attributable" just to an infection that should have been controllable if the right drugs had been used. This mortality is about the same as that caused by motor vehicle accidents.

If the medical research literature is correct, we believe that more than a million US patients annually need rapid and specific antibiotic resistance analysis. Of these, we estimate that more than a quarter of a million would have a confirmed infection that needs aggressive treatment and monitoring over the duration of hospital stay.

Other advanced countries have at least as severe a challenge as we do. Therefore the worldwide market potential makes rapid bacterial analysis a major opportunity.

What do you believe is the BACcelr8r's sustainable advantage?
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Based on our early lab results, the BACcelr8r should become the first lab test that can deliver comprehensive and precise bacterial identification and antibiotic resistance analysis in eight hours or less. The BACcelr8r will use a unique analytical strategy we devised that has no known precedent - we call it "Quantum Microbiology(TM)." We believe that we will obtain broad patent protection for the method, regardless of the specific type of instrumentation used to perform it. Nevertheless we also believe that our proprietary technologies in surface chemistry, assay acceleration, and particle detection offer significant advantages in performing Quantum Microbiology. So we think that we have at least two levels of proprietary protection.

Quantum Microbiology ELIMINATES BACTERIAL CULTURING, which requires hours to days of bacterial growth in order to provide lab results to the physician. Quantum Microbiology does this by capturing and assigning individual identities to each one of a very large number of bacteria extracted directly from the patient specimen, such as blood or respiratory fluids, and then analyzing each individual organism as the instrument exposes them to different test conditions. This is a radical departure from culturing. Culturing is very slow because it requires a long wait for each individual bacterium from a specimen to grow into a colony of hundred of millions. Then the technician physically picks just a small number of colonies, usually a half-dozen or so, and analyzes them using techniques that also require one or more extensive growth cycles.

As a result, culturing methods are not only very slow but also flawed in concept because of the very small sampling of infectious organisms. Such flaws introduce errors. Culturing produces results based on the behavior of only a tiny fraction of organisms present in the original specimen, and only the fastest-growing organisms. Physicians recognize that lab results are often inconclusive and only partially predict the medical outcome.

For these and many other reasons we believe that the Quantum Microbiology paradigm is the key to both rapid and accurate analysis. We created Quantum Microbiology ourselves, and as long as we continue to lead in its development and application we should be able to sustain our product and marketing advantages. Patents are an important part of our strategy, but we believe that sustained knowledge leadership will be the key to exceptional financial success.

What about the time it takes to displace the installed base, and who are your competitors?
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We will focus on the ICU as the point of sale. The BACcelr8r is not intended to be a system to test all types of specimen and organism, but a rapid analyzer and monitor for specific medical indications. Our first diagnostic target will be hospital-acquired pneumonia. It is the leading infectious killer in the ICU, and only nine pathogenic species cause most cases of the disease. The medical decision-maker will be the Critical Care physician. In our projected application scenario, the ICU physician will take a patient specimen, such as washings from the lungs, and send them to the lab with an order for immediate analysis. This is called a STAT order. The lab will then perform the BACcelr8r test and notify the physician of the bacterial species and counts within 2 hours and complete antibiotic analysis in less than eight hours.

Although the lab will have the instrument and perform the tests, we believe that the ICU physicians will drive the decision to adopt the BACcelr8r. Thus we will not compete against commodity products or current systems.

We also believe that we will not face "turf battles," in which one medical specialty or department fears the loss of revenue because another part of the hospital adopts the new technology. In our opinion the BACcelr8r will create new market space.

In terms of cost justification, the hospital now underwrites substantial costs without assurance of adequate reimbursement, particularly with Medicare patients. According to the literature and industry estimates, an extended ICU stay caused by pneumonia costs as much as $40,000 per case. Since most of the cases are hospital-acquired infections, the hospital may not be reimbursed for a substantial portion of this cost. Therefore we believe that hospital administrators will quickly see the hard-dollar loss avoidance as justifying product adoption. If so, this will remove a significant sales barrier often faced by new technology.

The BACcelr8r has no direct competition that we're aware of. Other efforts fall into two broad categories, gene analysis and rapid species identification. In our opinion, species identification by itself has very limited clinical value. Without having data that indicate which antibiotics are most likely to succeed, the physician would still need to guess. Gene analysis might seem to offer a solution, but the fact is that reliable lab technology does not yet exist to support many hundreds of parallel gene probes. But the bigger problem is that gene identification is not itself a reliable indicator of antibiotic resistance. Many resistance mechanisms involve processes that are not visible at the gene level.

What is your revenue model, and who will be the first BACcelr8r customers?
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The BACcelr8r system will include an automated instrument and single-use sample cartridges or "cassettes" that the instrument will process. This is a very familiar type of hospital product architecture. Hospitals buy systems like this in either of two ways. They can buy the instrument as a separate capital item and the cassettes as needed. The alternative is to bundle the instrument price into a fixed cassette contract in which the hospital guarantees a minimum annual cassette purchase volume. We intend to offer both options, with annual cassette sales quickly growing to dominate the revenue stream.

We are targeting the large teaching hospitals that have busy ICUs as our first customers. We plan to lead the market introduction with adoption by ICU opinion leaders who will then become regional reference centers.

Another early customer, in our opinion, will be large hospital management organizations and value-added group purchasing organizations (buying groups). In both cases, we target organizations that have excellent cost management and that like to showcase important new medical technology in their flagship hospitals.

Where are you on executing your plan, and what do you project as milestones in the short- and mid-term?
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We're now using our first semi-automated lab system, Version 0.1, in the lab. It substantially increases our throughput for Quantum Microbiology development and validation. We've already proven the feasibility of each technical component of the Quantum Microbiology method, so now we're in a position to characterize and validate the processes with larger statistical samples. Our focus over the next year will be to expand our data sets and validate the test interpretation methods.

Design engineering is well underway on the next research system, Version 0.4, which will again expand our research capacity. In addition we plan to install this system under contracts with opinion leaders in academic institutions. They offer expanded research capacity and will provide validation using blinded samples of infectious pathogens that have been characterized using current "gold standard" methods. These are measurable events with measurable outcomes.

In the near term we expect to begin a series of scientific journal publications based on results we are now achieving with our current lab system. Such publications create awareness and credibility within the medical, clinical microbiology, and industrial communities. Publications are measurable events.

When we started the program we discussed market opportunities with medical opinion leaders and received strongly positive support. Since our last interview with you, we've had very significant new support from other experts in the field. We believe that some of our scientific publications will have one or more of these experts as contributors, which would add significantly to our credibility in the marketplace.

We've filed several key patent applications and will continue to file new ones while we prosecute those already filed. These are measurable events, although the timing is not very predictable.

OptiChem licensing will provide modest mid-term revenues, but will help ameliorate the cash burn for BACcelr8r development. Our financial reports will indicate the level of contribution. We have no debt, and we own all of the intellectual property embodied in the BACcelr8r. We have enough cash on hand to achieve our next development phase and, we believe, add significant value to the company.

A wild card in the near term is potential industry interest that could potentially result in a meaningful relationship and financial event prior to our introducing a product to the hospital market. While we can provide no assurances that such events might occur, we believe that the importance of BACCelr8r's innovations, as evidenced by peer-reviewed journal publications, will attract the attention of market leaders.

How does the diagnostic sector stack up as an area to invest?
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Investors have a great opportunity to find undervalued equities in diagnostics.
Truly revolutionary advances in the biosciences have opened up entirely new potential, but most investors and venture capitalists are unaware of this potential. New discoveries create new market space.

Advanced medical devices have a history of delivering premium valuations in a shorter time frame, with lower investment and lower risk than other biomedical investments such as drug discovery or biotech. To be sure, a successful biotech has tremendous upside, but only a small percentage of biotechs ever reach sustainable earnings and only after a very long development cycle. In comparison, medical devices offer a much more favorable risk/reward profile.

Within the device sector, interventional devices such as advanced cardiac catheters and stents have probably attracted more venture capital than other devices. In comparison, diagnostics have been ignored. This leaves the diagnostics sector open to investors who seek lower technology risk and lower marketing risk while still preserving high upside potential.